Exhibit 99.1

American States Water Company Announces Approval by the CPUC of Increase in Rates at GSWC’s Bear Valley Electric Service Division

SAN DIMAS, Calif.--(BUSINESS WIRE)--October 20, 2009--American States Water Company (NYSE:AWR) announced that on October 15, 2009, the California Public Utilities Commission (“CPUC”) issued a final decision adopting the settlement agreement between the Division of Ratepayer Advocates (“DRA”) and Golden State Water Company (“GSWC”), a subsidiary of AWR. The decision approves a settlement agreement in the application of GSWC for a general rate increase in its Bear Valley Electric Service (“BVES”) division. The settlement agreement provides for a $6.4 million increase in base rates over a four-year period and a return on equity of 10.5% with a corresponding return on rate base of 9.15%. GSWC and DRA agreed to incremental annual revenue increases in the amount of $4.8 million for 2009, additional $1.2 million for 2010, $209,000 for 2011, and $168,000 for 2012. The rate increase for 2009 will be effective on November 1, 2009 and will be applied prospectively.

Among other things, the decision allows for an update to BVES’ rates in 2010 for the corporate headquarters’ costs based on the CPUC’s adoption by the end of 2009 of new rates for GSWC’s current general rate case including the recovery of expenses associated with its corporate headquarters. Based on the decision, BVES is also allowed to establish a Base Revenue Requirement Adjustment Mechanism to decouple usage from revenue.

BVES provides electric services to approximately 23,000 customers in the City of Big Bear Lake and surrounding areas in San Bernardino County. This general rate case approved by the CPUC’s electric division was the first full general rate case for BVES since 1996.

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 37 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary
(909) 394-3600, extension 707